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                                                                  Exhibit 99.2

[ZOLTEK logo]

FOR IMMEDIATE RELEASE
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                     ZOLTEK NAMES CHIEF ACCOUNTING OFFICER
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         ST. LOUIS, MISSOURI -- MAY 12, 2008 -- Zoltek Companies, Inc.
(Nasdaq: ZOLT) today announced that Andrew W. Whipple has been appointed by the Board of Directors as Vice President and Chief Accounting Officer. As Vice President and Chief Accounting Officer, Mr. Whipple will assume responsibility for accounting, financial reporting and internal controls at Zoltek.
         "Andy brings to Zoltek a wealth of experience as an accountant and senior financial officer at several companies," said Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer. "We expect that his expertise, experience and leadership will be a great asset as we move forward to grow our business and ensure adherence to the highest level of accounting standards."
         Whipple, 44, served as a Senior Manager in the St. Louis office of Deloitte & Touche, LLP where he worked from 1993 to 1998, when he joined Digital Teleport, Inc. as its Controller and was later promoted to Chief Financial Officer. After Digital Teleport was acquired by CenturyTel in June of 2003, he became Vice President of Operational Support at the big telecommunications company and served there for four years prior to joining E3 Biofuels as its Chief Financial Officer. He is a 1985 graduate of Virginia Tech with a degree in accounting.

                       FOR FURTHER INFORMATION CONTACT:
                                ZSOLT RUMY, CEO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110

This press release contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) successfully retrofit our recently acquired Mexican facility to manufacture acrylic fiber precursor and add carbon fiber production lines; (11) resolve on a timely basis the pending investigation by our Audit Committee of two unauthorized transactions as described in our Current Report on Form 8-K filed May 5, 2008; and (12) manage the risks identified under "Risk Factors" in our filings with the SEC.